UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2012

A123 SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34463	04-3583876
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 778-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

Wanxiang DIP Loan Agreement

On November 5, 2012, A123 Systems, Inc. (the “Company”) and Wanxiang America Corporation (“Wanxiang”) entered into an agreement regarding debtor in possession financing (the “Wanxiang DIP Loan Agreement”) pursuant to which Wanxiang is providing the Company with $50 million in financing to support the Company's continued operations during the pendency of the Company's bankruptcy case.

Maturity

The Wanxiang DIP Loan Agreement matures on the earliest of:

•                  21 days after November 5, 2012 unless the Bankruptcy Court has entered a final order approving the Wanxiang DIP Loan Agreement;

•                  30 days after October 16, 2012 unless the Bankruptcy Court has approved bid procedures and stalking horse protections (the “Sale Procedures Order”) in connection with the sale of certain assets of the Company and its subsidiaries (the “Sale”);

•                  the date the Sale is complete;

•                  60 days after October 16, 2012 if the auction in respect of the Sale (the “Auction”) has not commenced by such date;

•                  62 days after October 16, 2012 if the Auction has not been completed by such date;

•                  65 days after October 16, 2012 if the Bankruptcy Court has not entered a final order approving the Sale; or

•                  December 31, 2012.

Interest, Security and Guarantees

Interest for any amounts drawn under the Wanxiang DIP Loan Agreement shall accrue at a rate of 12 percent per annum.  The Company’s obligations under the DIP Loan Agreement are secured by substantially all of the assets of the Company and its domestic subsidiaries pursuant to the terms of the financing orders and subject to exceptions set forth in the financing orders.  The Company’s obligations under the Wanxiang DIP Loan Agreement are guaranteed by all of the Company’s domestic and foreign subsidiaries pursuant to a guaranty entered into by such subsidiaries in favor of Wanxiang.

Other Terms and Conditions

The Wanxiang DIP Loan Agreement includes customary provisions, including, among others, certain representations and warranties, affirmative and negative covenants and events of default.  The Company must maintain minimum liquidity of $10 million under the Wanxiang DIP Loan Agreement.

Additionally,  the Company is required to comply with an approved budget in respect of certain cash disbursements subject to a permitted variance.

The Wanxiang DIP Loan Agreement further requires the Company to pay Wanxiang an upfront fee of 2.50% on the  commitments upon entry of the interim  order and an  exit fee of 0.50%  of the amount of loans repaid or prepaid .

Amendment to Asset Purchase Agreement

As previously disclosed, on October 16, 2012, the Company and its subsidiaries, A123 Securities Corporation and Grid Storage Holdings LLC, entered into an asset purchase agreement (as amended, the “Asset Purchase Agreement”) with Johnson Controls, Inc. (“JCI”) pursuant to which JCI agreed to acquire the Company’s automotive business assets and certain liabilities, including all of its automotive technology, certain products and customer contracts, its facilities in Livonia and Romulus, Michigan and the Company’s equity interest in Shanghai Advanced Traction Battery Systems Co., the Company’s joint venture with Shanghai Automotive, for an aggregate purchase price of $116 million.  Additionally, pursuant to the Asset Purchase Agreement, the Company has granted JCI the option to acquire its cathode powder manufacturing facilities in China for an additional purchase price of $9 million.  The Asset Purchase Agreement and anticipated related agreements contemplate that JCI will license back to the Company certain technology and intellectual property for use in the Company’s grid, commercial and government businesses, on an exclusive basis.  The Asset Purchase Agreement is subject to Bankruptcy Court  approval.  On November 5, 2012, the Company and JCI entered into an amendment to the Asset Purchase Agreement (the “Amendment”).  The Amendment provides that JCI may terminate the Asset Purchase Agreement due to the failure of the Bankruptcy Court to enter the Sale Procedure Order only if the Sale Procedures Order is not entered on or prior to November 8, 2012, rather than November 5, 2012.

Item 1.02.   Termination of Material Agreement.

Johnson Controls DIP Loan Agreement

As previously disclosed, on October 16, 2012, the Company received a commitment from JCI for debtor in possession financing (the “JCI DIP Loan Agreement”) to support the Company's continued operations during the pendency of the bankruptcy process commenced on the same date.  As a result of the execution of the Wanxiang DIP Loan Agreement, the JCI DIP Loan Agreement was terminated, and all amounts borrowed from JCI were repaid on November 6, 2012.

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 16, 2012, the Company received a letter from The Nasdaq Listing Qualifications Staff (the “Staff”) stating that the Staff had determined that the Company’s securities would be delisted from The Nasdaq Stock Market LLC (“Nasdaq”). On October 23, 2012, the Company announced it was appealing the Staff’s determination.  On November 6, 2012, the Company withdrew its request for an appeal.  As a result, the Company received a letter from the Staff indicating that trading of the Company’s common stock would be suspended at the opening of business on November 7, 2012, and a Form 25-NSE would subsequently be filed with the Securities and Exchange Commission, which would remove the Company’s securities from listing and registration on Nasdaq.

Following delisting, the Company’s securities may trade on the OTC Bulletin Board (“OTC BB”) or the Pink OTC Markets Inc. (the “Pink Sheets”), but only if at least one market maker decides to quote the Company’s common stock. There is no assurance that any market maker will decide to quote the Company’s common stock immediately following delisting by Nasdaq or at all, and thus there is no assurance that the Company’s common stock will be eligible to trade on the OTC BB or the Pink Sheets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.
(Registrant)

Date: November 7, 2012	By:	/s/ Eric J. Pyenson
		Name:	Eric J. Pyenson
		Title:	Vice President and General Counsel